NEWS RELEASE	220 Liberty Street Warsaw, NY 14569

For Additional Information:
Karl F. Krebs
Executive VP & CFO
Phone: 585.786.1125
Email: KFKrebs@fiiwarsaw.com

FINANCIAL INSTITUTIONS INCREASES QUARTERLY DIVIDEND

WARSAW, N.Y., November 16, 2011 — Financial Institutions, Inc. (Nasdaq: FISI) (the “Company”) announced today that its Board of Directors has approved an 8% increase in the Company’s quarterly cash dividend to $0.13 per share of outstanding common stock. The Company also announced dividends of $0.75 per share on Series A 3% Preferred Stock and $2.12 per share on Series B-1 8.48% Preferred Stock. All dividends are payable on January 3, 2012 to shareholders of record on December 14, 2011.

About Financial Institutions, Inc.

With over $2.3 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 50 offices and more than 70 ATMs in Western and Central New York State. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. Financial Institutions, Inc. and its subsidiaries employ over 600 individuals. Financial Institutions, Inc. was named to the 2010 Sandler O’Neill Sm-All Stars list of the top performing publicly-traded small-cap banks and thrifts in the nation and was included in the top 100 best performing community banks in the United States according to a ranking released in April 2011 by SNL Financial. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include its ability to implement its strategic plan, its ability to redeploy investment assets into loan assets, the attitudes and preferences of its customers, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and general economic and credit market conditions nationally and regionally. For more information about these factors please see the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q on file with the SEC. All of these factors should be carefully reviewed, and readers should not place undue reliance on these forward-looking statements. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

*****